Exhibit 99.1

FOSTER WHEELER ANNOUNCES SHARE CAPITALIZATION CHANGES

HAMILTON, BERMUDA, November 29, 2004 — Foster Wheeler Ltd. (OTCBB: FWLRF) announced that at its November 29, 2004 special and annual meetings of shareholders its shareholders approved a series of proposals to increase the Company’s authorized Common Share capital, reduce the par value of the Company’s Common and Preferred Shares, and consolidate the Company’s authorized Common Share capital at a ratio of 1-for-20.

As a result of the actions taken at these meetings, and as of the close of business on Monday, November 29, 2004 the Company’s outstanding shares consist of:

- 6,452,998 Common Shares; and

- 599,944 Series B Convertible Preferred Shares convertible, at the option of the holder, into 38,996,341 Common Shares.

Assuming full conversion of the Preferred Shares, the equivalent number of Common Shares currently outstanding would be 45,449,339.

“We are pleased that our shareholders have approved these important changes to our share capitalization,” said Raymond J. Milchovich, chairman, president, and chief executive officer.

Further details of the actions taken at the shareholder meetings are described below.

Increase in Common Share Capital and Reduction in Par value

The Company’s shareholders approved an increase in the number of the Company’s Common Shares authorized for issuance from 160,000,000 to 1,475,908,957 Common Shares. The shareholders also approved a reduction in the par value of the Company’s authorized Common and Preferred Share capital from $1.00 to $0.01 per Share.

Impact of Common Share Consolidation to Company Issues — Reverse Stock Split

The shareholders also approved a 1-for-20 Common Share consolidation, also known as a “reverse stock split,” which reduced the number of the Company’s Common Shares issued and outstanding from 129,059,955 to 6,452,998 and the number of the Company’s authorized Common Shares from 1,475,908,957 to 73,795,447.85. The reverse stock split became effective following the meetings on November 29, 2004. The new Over the Counter Bulletin Board symbol for the Common Shares, effective at the open of business on November 30, 2004, will be FWHLF.

As a result of the increase in the number of authorized Common Shares and the reduction in par value, the Series B Convertible Preferred Shares may now be converted into Common Shares by their holders. Following the reverse stock split, each Series B Convertible Preferred Share may now be converted into 65 Common Shares. Further, as a result of the increase in the number of authorized Common Shares, the Series B Convertible Preferred Shares ceased to have voting rights immediately following the meetings on November 29, 2004, except in limited circumstances as required under Bermuda law and the Company’s bye-laws. There were 599,944 Series B Convertible Preferred Shares issued prior to the shareholder meetings; that number will be reduced if and when holders convert their shares. On an as-converted basis, the number of outstanding Series B Convertible Preferred Shares equates to 38,996,341 Common Shares. The documentation required to effect the conversion of the Preferred Shares to Common Shares has been distributed to brokers. Holders are encouraged to contact their brokers or the Company if they would like more information regarding the procedures for conversion.

As a result of the proposals approved at the shareholder meetings, the Company’s Class A and Class B Warrants will now be exercisable only for Common Shares, not for Preferred Shares. This is consistent with the Company’s previous announcements. As a result of the reverse stock split, each Class A warrant will now be exercisable for 1.6841 Common Shares, and each Class B Warrant will now be exercisable, for .0723 Common Shares, in each case on or after September 24, 2005. The exercise price for both the Class A and Class B Warrants is now $9.378 per Common Share issuable. As of November 28, 2004, 4,152,914 Class A Warrants were issued and 40,771,560 Class B Warrants were issued and outstanding. The outstanding Class A Warrants are exercisable for 6,944,059 Common Shares in the aggregate and the Class B warrants are exercisable for 2,947,233 Common Shares in the aggregate.

On a fully diluted basis, and including the Common Shares, fully converted Series B Convertible Preferred Shares, fully exercised Class A and Class B Warrants, and Shares issuable under various stock and stock option plans, the maximum number of authorized Common Shares following the reverse stock split is approximately 59,400,000.

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Notes to Editors:

1.                                       Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemical, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

2.                                       Safe Harbor Statement

This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the company and the various industries within which the company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The company cautions that a variety of factors, including but not limited to the factors described under the heading “Business—Risk Factors of the Business” in the company’s most recent annual report on Form 10-K/A and the following, could cause the company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of our customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, compliance with debt covenants, monetization of certain power systems facilities, implementation of our restructuring plan, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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11-29-04

Media Contact:	Maureen Bingert	908-730-4444

Investor Contact:	John Doyle	908-730-4270

Other Inquiries:		908-730-4000